The St. Joe Company
Supplemental Calculation of Selected Consolidated Financial Data
Exhibit 99.1
(Dollars in thousands)


The following table calculates EBITDA from continuing operations.

                                                         2001       2000      1999      1998      1997
                                                       --------   --------  --------  --------  --------
Income from continuing and discontinued
 operations (excluding ARS) before income taxes
 and minority interest                                  $ 95,176  $154,248  $113,197  $ 77,609  $ 87,767
Add back:
 Depreciation and amortization                           21,326     44,620    43,874    36,706    28,731
 Interest expense                                        21,372     13,383     2,616       446       389
Less:                                                        --         --        --        --        --
 Gain on sales of other assets and derivatives gain      (4,022)    (1,735)  (14,771)     (752)   (4,438)
 Impairment losses and other one-time charges             2,051      4,244    18,951    10,238        --
                                                        ------------------------------------------------
EBITDA - Gross                                           135,903   214,760   163,867   124,247   112,448
                                                        ------------------------------------------------
Less minority interest % of
 Income before income taxes                                (560)   (15,774)  (30,778)  (31,261)  (28,960)
 Depreciation and amortization                             (119)   (13,297)  (15,114)  (13,225)  (10,194)
 Interest expense                                           (51)    (1,026)     (174)     (163)     (179)
 Gain on sales of other assets                               --        858         5       181       795
 Impairment losses and other one-time charges                --     (2,455)    (5,886)      --        --
                                                        ------------------------------------------------
EBITDA - Net                                            $135,173  $183,066  $111,920  $ 79,779  $ 73,910
                                                        ------------------------------------------------

THE ST JOE COMPANY
SUPPLEMENTAL CALCULATION OF SELECTED CONSOLIDATED FINANCIAL DATA
EXHIBIT 99.1
(DOLLARS IN THOUSANDS)


THE FOLLOWING TABLE CALCULATES EBITDA:

                                                            Three Months Ended            Three Months Ended
                                                              March 31, 2002                March 31, 2001
                                                            ------------------            ------------------
Income from continuing operations before income taxes
  and minority interest                                     $116,549                      $17,611
Additions:
  Depreciation and amortization                                4,949                        4,732
  Interest expense                                             4,949                        4,208
  Other                                                          821                            3

Deductions:
  Gain on settlement of forward sale contract                (94,698)                          --
  Gain on valuation of derivatives                              (861)                      (1,697)
  Minority interest                                             (177)                         (11)
EBITDA                                                      $ 31,532                      $24,846